UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 15, 2010

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 15, 2010, Xerium Technologies, Inc. (the “Company”) entered into an agreement, effective July 12, 2010 (the “AlixPartners Agreement”) with AlixPartners, LLP (“AlixPartners”), a global business advisory firm, pursuant to which AlixPartners will provide Brian J. Fox, of AlixPartners, to serve as interim Chief Financial Officer and Chief Accounting Officer of the Company, effective upon the Company’s filing of its 2010 second quarter on Form 10-Q and AlixPartners’ receipt of evidence of specified directors and officers insurance coverage. The AlixPartners Agreement, among its material terms, provides that during the assignment, Mr. Fox, reporting to the Company’s Chief Executive Officer, will manage the Company’s corporate financial functions, assist in evaluating and implementing strategic and tactical options, and directly supervise the preparation of reports and analysis required for performance and compliance reporting to the management, Board of Directors, and regulatory agencies.

AlixPartners will be paid $710 per hour for time devoted by Mr. Fox, plus out-of-pocket expenses. Mr. Fox will devote substantially all of his time to this assignment. Mr. Fox will not be an employee of the Company, and will not receive any compensation directly from the Company. The AlixPartners Agreement also provides that Mr. Fox may be assisted by additional staff of AlixPartners, subject to prior review and approval by the Company’s Chief Executive Officer. A success fee of $200,000 will be due and payable to AlixPartners upon the successful relocation of the Company’s corporate operations from Westborough, Massachusetts to Raleigh, North Carolina. If the Company terminates the AlixPartners Agreement after September 30, 2010 but before November 30, 2010, the Company will be obligated to pay AlixPartners a $100,000 early termination fee. The AlixPartners Agreement also provides for indemnification and limited liability for AlixPartners. The description of the AlixPartners Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on June 30, 2010, Mr. David G. Maffucci announced his resignation as Executive Vice President and Chief Financial Officer of the Company. Mr. Maffucci’s resignation is expected to become effective after the Company’s filing of its Quarterly Report on Form 10-Q for the second quarter of 2010. On Mr. Maffucci’s resignation, Mr. Fox, pursuant to the AlixPartners Agreement, will begin serving as interim Chief Financial Officer and Chief Accounting Officer.

Mr. Fox, age 44, has served in various capacities, including as a Managing Director - Turnaround and Restructuring Services at AlixPartners since November 2007. From 2000 to October 2007, Mr. Fox was a managing director at Conway, Del Genio Gries & Co., LLC, a boutique consulting firm providing financial advisory and restructuring services. Mr. Fox has advised companies and other parties involved in debt restructuring transactions, in the development and analysis of strategic and operating plans, and the development, structuring and negotiation of debt restructuring alternatives. He has experience in retail, manufacturing, apparel, aerospace and defense, consumer products and distribution industries.

Mr. Fox has significant knowledge of the Company, its management team, products, lenders and shareholders. In the spring of 2008, Mr. Fox and AlixPartners were involved on behalf of the Company in the process of amending and restating the Company’s then current credit facility. Mr. Fox led the AlixPartners team, which served as financial and restructuring advisors to the Company, throughout the Company’s recent reorganization process. The Company has paid AlixPartners approximately $3.2 million since January 1, 2009 in connection with providing such advisory services.

Pursuant to the AlixPartners Agreement, AlixPartners will be compensated for Mr. Fox’s time based on an hourly rate and as otherwise set forth above. As discussed above, Mr. Fox will not receive any compensation directly from the Company and will continue to be employed and compensated by AlixPartners.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished herewith.

Exhibit No.	Description

10.1	Agreement dated July 15, 2010 between Xerium Technologies, Inc. and AlixPartners, LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: July 20, 2010	By:	/S/ STEPHEN R. LIGHT
	Name:	Stephen R. Light
	Title:	President, Chief Executive Officer and Chairman

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Agreement dated July 15, 2010 between Xerium Technologies, Inc. and AlixPartners LLP.